                                          Filed pursuant to Rule 424(b)(5)
                                          Registration No. 33-96186

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 10, 1997)
                                  $350,000,000

                                     [LOGO]

                      7.25% SENIOR NOTES DUE JUNE 15, 2007
                               ------------------

                    INTEREST PAYABLE JUNE 15 AND DECEMBER 15
                             ---------------------

    The Notes will mature on June 15, 2007. Interest on the Notes is payable semi-annually on June 15 and December 15 of each year, beginning December 15, 1997.

    The Notes will be redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Yield (as defined herein) plus 15 basis points, plus in the case of each of clause (i) and (ii) accrued interest to the date of redemption. The Notes will not be subject to any sinking fund.

    As of May 31, 1997, the Company had outstanding aggregate indebtedness of $247.2 million that would have ranked PARI PASSU with the Notes and no outstanding debt to which the Notes would have ranked senior in right of payment. In addition, the Notes will be structurally subordinated to all existing and future liabilities, including trade payables, of the Company's subsidiaries.

    The Notes will be represented by one or more Global Securities registered in the name of The Depository Trust Company, as depository.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
    HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
      SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
       OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING
                                                                                 DISCOUNTS AND        PROCEEDS TO
                                                           PRICE TO PUBLIC(1)    COMMISSIONS(2)      COMPANY(1)(3)
Per Note.................................................       99.759%              .875%              98.884%
Total....................................................     $349,156,500         $3,062,500         $346,094,000

(1) Plus accrued interest, if any, from June 23, 1997.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deduction of expenses payable by the Company estimated at $700,000.
                            ------------------------

    The Notes offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Notes will be made through the facilities of The Depository Trust Company on or about June 23, 1997.
                            ------------------------

LEHMAN BROTHERS
           GOLDMAN, SACHS & CO.
                      MERRILL LYNCH & CO.
                                               NATIONSBANC CAPITAL MARKETS, INC.

June 18, 1997

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF NOTES FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE NOTES OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE NOTES. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."

                STATEMENT REGARDING FORWARD-LOOKING INFORMATION

    This Prospectus Supplement, the Prospectus and the periodic filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of LCI International, Inc. ("LCI" or the "Company") contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). These forward-looking statements express the beliefs and expectations of management regarding LCI's future results and performance and include, without limitation, the following: statements concerning the Company's future outlook; the Company's plans to enter the local service market; the effect of Federal Communications Commission and judicial rulings pertaining to the Telecommunications Act of 1996 (the "Telecommunications Act"), local service competition and Regional Bell Operating Companies ("RBOC") entry into the long distance market; the impact of marketplace competition on pricing strategies and rates; expected revenue growth; the cost reduction strategies and opportunities to expand the Company's network which may allow for increased gross margin; the expected savings from the Company's Accounts Receivable Securitization Program (the "Securitization Program"); funding of capital expenditures and operations; the Company's beliefs regarding a catastrophic service failure; and other similar expressions concerning matters that are not historical facts.

    Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results, performance and/or achievements of the Company to differ materially from any expected future results, performance or achievements, expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and any such statement is qualified by reference to the following cautionary statements. In connection with the safe harbor provisions of the Reform Act, the Company's management is hereby identifying important factors that could cause actual results to differ materially from management's expectations, including, without limitation, the following: increased levels of competition in the telecommunications industry, including RBOC entry into the interLATA long distance industry and the related impact on pricing; the adoption and application of rules and regulations relating to implementation of the Telecommunications Act; the ability to negotiate appropriate local service agreements with local exchange carriers; and other risks described from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "Commission") under the Exchange Act. The Company is not required to publicly release any changes to these forward-looking statements for events occurring after the date hereof or to reflect other unanticipated events.
                            ------------------------

    This Prospectus Supplement relates to $300,000,000 aggregate offering price of securities registered by the Company with the Commission pursuant to the Registration Statement described under "Available Information" in the accompanying Prospectus and also relates to an additional $50,000,000 aggregate offering price of securities registered by the Company with the Commission pursuant to a Registration Statement on Form S-3 pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

                                  THE COMPANY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DISCUSSIONS SET FORTH IN THE COMPANY'S PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT INCORPORATED HEREIN BY REFERENCE, INCLUDING THE DISCUSSIONS UNDER THE CAPTIONS "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    LCI International, Inc. ("LCI" or the "Company") is a rapidly growing facilities-based telecommunications carrier that provides a broad range of domestic and international telecommunications service offerings, including long distance, data and local services. The Company targets all market segments-- commercial, residential and wholesale--and sells through a variety of channels, including an internal sales force and external channels such as multi-level marketing programs, affinity programs, third party distributors and agents and selective advertising. The Company serves its customers primarily through owned and leased digital fiber optic facilities, including switches strategically located throughout the U.S. For the twelve months ended March 31, 1997, the Company generated revenue and EBITDA of $1.2 billion and $221 million, respectively.

    The Company's services include basic switched long distance, accessible via "1 plus" dialing or dialing a five-digit access code, and a variety of long distance services for larger customers available through switched or dedicated lines. The Company seeks to attract and retain a wide range of commercial, wholesale and residential customers through the introduction of new services, as well as continued provision of high quality service at competitive prices. Although the Company provides long distance services to a wide range of market segments, the Company does not seek to compete with every service offered by the Company's competitors.

    The Company focuses on differentiating LCI through SIMPLE, FAIR AND INEXPENSIVE-SM- telecommunications services which provide residential customers with competitive and easy-to-understand rates that primarily vary based on whether a call is placed during or after business hours and not by the distance of a call. Calls for long distance services are primarily billed based on an initial charge with additional charges for usage based on six-second increments. The Company does not attach any complex conditions to its residential services, such as minimum monthly usage or requiring customers to sign up other customers to earn full discounts. An additional element is added to this strategy for commercial customers, where LCI also focuses on offering a full complement of high quality, competitively priced services to small, medium-sized and large customers including calling card services, "800 services," audioconferencing and specialized high-volume data transmission services. The Company's strategic direction is supported by growth through expansion in sales offices and network operating facilities, sales agent and distributor relationships, service offerings to each market segment and selective acquisitions. This approach is dependent on maintaining efficient, low cost operations in order to preserve pricing flexibility and operating margins.

    As part of LCI's objective to provide a broad array of telecommunications services to its customers, the Company recently began offering local service on a resale basis and has extended its SIMPLE, FAIR AND INEXPENSIVE marketing approach to its local service offerings. Through the Company's Simply Direct-SM-service offering, LCI's local service customers receive simplified rates, direct dialing for local and long distance service, 24-hour customer service and combined billing for local and long distance services. As of May 31, 1997, the Company had obtained authority to provide local service in 26 states and the District of Columbia, with applications to provide local service pending in 22 states. Currently, the Company offers local service in 22 markets in 10 states.

    The Company's nationwide long distance network consists of 11 supernode switches and owned and leased digital fiber optic transmission facilities. Within the central Midwest region of the United States, the Company operates a 1,400 route-mile network. In February 1997, the Company entered into an agreement with IXC Communications for an additional 3,100 route-miles to supplement its current network. Delivery and acceptance of these facilities are expected to occur beginning in the second half of 1997. The Company believes that its strategy to develop and expand its owned network will significantly increase capacity, reduce transmission costs and provide greater control of the network, including the ability to swap its unused fiber optic facilities for capacity on other carriers' routes.

                                USE OF PROCEEDS

    The net proceeds from the offering of the Notes, estimated to be $345.4 million, will be used to repay the outstanding indebtedness under the Company's $700 million revolving credit agreement (the "Credit Agreement"), for possible acquisitions and for working capital and general corporate purposes. As of May 31, 1997, the Company had outstanding $215.0 million under the Credit Agreement bearing interest at 6.27%. The Credit Agreement, which matures in March 2001, will remain in place and the Company may borrow thereunder from time to time in the future. The Company reviews and considers possible acquisitions on an ongoing basis; however, it has no present understandings, commitments or agreements, with respect to any acquisition.

                                 CAPITALIZATION

    The following table sets forth at March 31, 1997, the (i) actual capitalization of the Company, and (ii) capitalization of the Company as adjusted to give effect to the sale of the Notes offered hereby and the application of the estimated net proceeds therefrom after deducting the estimated underwriting discount and other estimated offering expenses. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and related notes incorporated by reference herein.

                                                                             MARCH 31, 1997
                                                                         ----------------------
                                                                          ACTUAL    AS ADJUSTED
                                                                         ---------  -----------

                                                                             (IN MILLIONS)
Long-Term Debt
  Credit Agreement and Other Long-Term Debt(A).........................  $   229.6   $    14.6
  Capital Lease Obligations............................................       12.6        12.6
  Notes................................................................     --           350.0
                                                                         ---------  -----------
    Total Debt.........................................................  $   242.2   $   377.2
                                                                         ---------  -----------
Shareowners' Equity....................................................      456.1       456.1
                                                                         ---------  -----------
    Total Capitalization...............................................  $   698.3   $   833.3
                                                                         ---------  -----------
                                                                         ---------  -----------
Total Debt/Total Capitalization........................................       34.7%       45.3%

------------------------------

(A) Other Long-Term Debt represents amounts outstanding under the Company's $50 million discretionary lines of credit. At March 31, 1997, the Company had outstanding $14.6 million under these lines of credit. The outstanding balance is reflected in long-term debt due to current availability under the Credit Agreement.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    Set forth below are consolidated financial and other data with respect to the Company for each of the five years in the period ended December 31, 1996. The Statement of Operations and Balance Sheet Data are derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. All information set forth below should be read in conjunction with the information and audited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996 incorporated by reference herein. The consolidated financial data and other data for the three-month periods ended March 31, 1997 and 1996 are unaudited and, in the opinion of the Company's management, include all adjustments necessary for a fair presentation of such information. Such unaudited information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information and the unaudited condensed consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q, as amended, for the quarterly period ended March 31, 1997 incorporated by reference herein.

                                                  THREE MONTHS ENDED
                                                      MARCH 31,                        YEAR ENDED DECEMBER 31,
                                                 --------------------  -------------------------------------------------------
                                                   1997       1996       1996       1995       1994(A)     1993(A)    1992(A)
                                                 ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                                                (IN MILLIONS, EXCEPT SWITCHED REVENUE PER MOU)
STATEMENT OF OPERATIONS DATA
Revenues.......................................  $   314.7  $   250.6  $ 1,103.0  $   672.9   $   464.0   $   341.2  $   260.5
Operating Expenses.............................      273.8      219.4      959.5      590.3       413.1       320.0      267.0
Operating Income (Loss)........................       40.9       31.2      143.5       82.6        50.9        21.2       (6.5)
Interest Expense, Net..........................        4.5(B)       7.4      28.8      16.3         8.8        23.3       32.7
Income (Loss) Before
  Extraordinary Items..........................       20.5       15.3       74.8       50.8         6.8        (2.6)     (41.7)
Net Income (Loss)..............................       20.5       15.3       74.8       50.8         6.8       (10.9)     (41.7)
Income (Loss) on
  Common Stock.................................  $    20.5  $    13.9  $    72.0  $    45.1   $     1.0   $   (13.0) $   (46.9)
BALANCE SHEET DATA
Total Assets...................................  $   976.8  $   906.6  $   950.0  $   773.4   $   469.7   $   359.8  $   323.6
Long-Term Debt and
  Capital Lease Obligations....................      242.2      382.9      235.8      274.7       144.8        84.3      255.9
Redeemable Preferred Stock.....................         --         --         --         --          --          --        4.1
Shareowners' Equity (Deficit)..................  $   456.1  $   360.5  $   430.8  $   344.8   $   201.7   $   195.3  $   (38.0)
OTHER DATA
Minutes of Use (MOUs)..........................    2,509.3    1,810.0    8,159.1    4,862.6     3,288.4     2,270.4    1,677.2
Switched Revenue per MOU.......................  $  0.1159  $  0.1262  $  0.1245  $  0.1236   $  0.1226   $  0.1273  $  0.1263
EBITDA(C)......................................  $    59.6  $    45.3  $   207.0  $   126.6   $    87.0   $    67.6  $    50.3
EBITDA Margin(D)...............................       18.9%      18.1%      18.8%      18.8%       18.8%       19.8%      19.3%
Capital Expenditures...........................  $    40.9  $    29.6  $   144.3  $    97.3   $    66.0   $    24.1  $    13.4
Pre-Tax Interest Coverage(E)...................       6.34       4.17       4.99       5.12         n/m         n/m        n/m
Total Debt/Total Capitalization................       34.7%      51.5%      35.4%      44.3%       41.8%       30.2%     115.3%

------------------------

(A) Includes write-off of assets, loss contingency expenses and restructuring charges of $62.5, $13.8, and $24.4 for the years ended December 31, 1994, 1993 and 1992, respectively.

(B) Does not reflect $1.9 million of costs related to the sale of accounts receivable pursuant to the Securitization Program (the "Securitization Program Costs").

(C) Earnings before interest, income taxes, depreciation and amortization (EBITDA) excludes nonrecurring charges discussed in note (A) above. The Company uses EBITDA as an operational measure of its ability to fund growth and manage expansion. EBITDA should not be considered (i) as an alternative to net income, (ii) as an indicator of operating performance or cash flows generated by operating, investing or financing activities, or (iii) as a measure of liquidity.

(D) EBITDA margin is calculated as EBITDA divided by revenue.

(E) Pre-tax interest coverage is calculated as net income (loss) before extraordinary items plus income tax expense, net interest expense, and the Securitization Program Costs, divided by net interest expense and the Securitization Program Costs. The Securitization Program began in the third quarter of 1996.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following are the consolidated ratios of earnings to fixed charges and the deficiency in earnings to cover fixed charges (coverage deficiency), where applicable, for the three-month periods ended March 31, 1997 and 1996 and each of the years in the five-year period ended December 31, 1996:

                                                      THREE MONTHS
                                                         ENDED
                                                       MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                  --------------------  -----------------------------------------------------
                                                    1997       1996       1996       1995       1994       1993       1992
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges..............       6.89       3.95       4.49       4.60     n/m        n/m        n/m
Coverage deficiency in earnings to cover fixed
  charges (in thousands)........................     --         --         --         --      $  17,156  $   1,660  $  42,043

    For purposes of computing the ratio of earnings to fixed charges, income before income taxes plus fixed charges has been divided by fixed charges. Fixed charges consist principally of interest expense, capitalized interest expense, and that portion of rentals representative of an interest factor (estimated at 33.3%). Earnings were inadequate to cover fixed charges for each of the years in the three-year period ended December 31, 1994.

                              DESCRIPTION OF NOTES

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE SENIOR SECURITIES SET FORTH IN THE PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM IN THE ACCOMPANYING PROSPECTUS AND THE INDENTURE.

    The Notes offered hereby are limited to an aggregate principal amount of $350,000,000 and will be issued under an Indenture, dated as of June 23, 1997 (the "Indenture"), between the Company and First Trust National Association, as trustee (the "Trustee"). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Provisions of the Indenture are more fully described under "Description of Debt Securities" commencing on page 7 of the accompanying Prospectus. The following summary of the Notes is qualified in its entirety by reference to the Indenture, the Notes and the Trust Indenture Act.

    The Notes are Senior Securities as described in the accompanying Prospectus and will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company, including indebtedness under the Credit Agreement and the discretionary lines of credit. In addition, the Notes will be structurally subordinated to all existing and future liabilities, including trade payables, of the Company's subsidiaries. The Notes will not be guaranteed by any of the Guarantors, as defined in the accompanying Prospectus. Each Note will bear interest from June 23, 1997, at the rate per annum shown on the front cover of this Prospectus Supplement, payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1997, and at maturity. Interest on each Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments of interest and principal on the Notes will be made in United States dollars to the person in whose name the Note is registered at the close of business on the last day of the month preceding such interest payment date. The Notes will mature on June 15, 2007. The Notes will not be subject to any sinking fund.

    The Notes will be subject to defeasance to their stated maturity date as described in "Description of Debt Securities--Provisions Applicable to Both Senior and Subordinated Indentures--Defeasance and Covenant Defeasance" in the accompanying Prospectus. Principal of, and interest on, the Notes will be payable at the office or agency of the Company maintained for such purposes in New York, New York. Notes may be surrendered for registration of transfer or exchange, and notices or demands to or upon the Company in respect of such Notes and the Indenture may be made, at such office or agency. The Indenture does not contain any covenants or other provisions that are specifically intended to afford holders of the Notes special protection in the event of a leveraged reorganization, restructuring or similar transaction involving the Company that may adversely affect holders of the Notes.

OPTIONAL REDEMPTION

    The Notes will be redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Yield (as defined below) plus 15 basis points, plus in the case of each of clause (i) and (ii) accrued interest to the date of redemption.

    "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, Reference Treasury Dealer Quotation for such redemption date.

    "Independent Investment Banker" means Lehman Brothers Inc. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company and acceptable to the Trustee.

    "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means Lehman Brothers Inc. and its successors; provided however, that if it shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

    Holders of Notes to be redeemed will receive notice thereof at least 30 and not more than 60 days prior to the date fixed for redemption.

    If fewer than all the Notes are to be redeemed, selection of Notes for redemption will be made by the Trustee in any manner the Trustee deems fair and appropriate and that complies with the applicable legal requirements.

    Unless the Company defaults in payment of the redemption price, from and after the redemption date, the Notes or portions thereof called for redemption will cease to bear interest, and the holders thereof will have no right in respect of such Notes except the right to receive the redemption price thereof.

COVENANTS

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Company may, without the consent of the holders of any outstanding Notes, consolidate with, or merge with or into any Person or convey or transfer all or substantially all of its assets to any Person, provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any consolidation or merger or which shall have received the transfer of the assets expressly assumes the Company's obligations to pay principal of, and interest on, all of the Notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; and (b) immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary thereof as a result thereof as having been incurred by the Company or the subsidiary at the time of the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

    LIMITATION ON LIENS

    The Indenture will contain a covenant that the Company will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as "mortgage" or "mortgages") upon any Principal Property (as defined below) of the Company or any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, unless the Company will (or will cause the Restricted Subsidiary to) secure the outstanding Notes and, if the Company elects, any other obligations of the Company ranking on a parity with the Notes, equally and ratably with the indebtedness or obligations secured by such mortgage, for so long as such other indebtedness or obligation shall be so secured. The foregoing restriction will not apply to: (i) mortgages on any assets acquired, constructed or improved after the date of the Indenture or existing mortgages on property acquired after the date of the Indenture, provided that (a) such mortgages have been created solely to secure, finance, refinance or refund the cost of the acquisition, construction or improvement of such assets and (b) such mortgages exist at the time of or within 270 days after the time such assets are acquired, constructed or improved and put in service;
(ii) mortgages existing on the date of the Indenture; (iii) existing mortgages on any property acquired from a Person which is consolidated with or merged into, or substantially all of the assets of which are acquired by, the Company or a Restricted Subsidiary so long as such mortgages are limited to the assets so acquired; (iv) mortgages on property of any corporation existing at the time it becomes a Restricted Subsidiary so long as such mortgages are limited to the assets of such Restricted Subsidiary; (v) mortgages securing indebtedness owed by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;
(vi) mortgages or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, including the reimbursement of any letter of credit obtained in the ordinary course of business for any purposes for which the granting of a mortgage would be permitted; (vii) mortgages securing Capital Lease Obligations, provided that (a) such mortgages attach solely to the property so acquired and (b) such mortgages attach to the property within 270 days after the time such property is acquired and put in service; (viii) mortgages on portions of the Principal Property granted in connection with the grant by the Company or any Restricted Subsidiary of the right to use such portions of the Principal Property; (ix) mortgages on property to secure loans maturing not more than one year from the date of the creation thereof; (x) certain other mortgages not related to the borrowing of money; and (xi) extensions, renewals or replacements of the foregoing.

    Notwithstanding the foregoing restrictions, the Company may, and may permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any mortgage that would otherwise be subject to such restrictions without equally and ratably securing the Notes issued under the Indenture provided that the aggregate amount of all indebtedness then outstanding secured by such mortgages plus the Attributable Debt (generally defined as the discounted present value of net rental payments) associated with Sale and Leaseback Transactions (as discussed below) existing at such time (other than Sale and Leaseback Transactions the proceeds of which have been or will be applied as set forth in clause (iii) or (iv) under "Limitation on Sale and Leaseback Transactions" below, and other than Sale and Leaseback Transactions in which the property involved would have been permitted to be mortgaged under clause (i) above), does not exceed 15% of the Consolidated Net Tangible Assets prior to the time such mortgage was created, incurred or assumed.

    "Principal Property" means (i) the assets comprising the Company's and its Restricted Subsidiaries' owned digital fiber optic network (including indefeasible rights of use) and all of the Company's and its Restricted Subsidiaries' assets relating to the operation of such network, which consist of outside plant and buildings, transmission, distribution and switching facilities and install and other related costs, as such terms are characterized in the notes to Company's audited consolidated financial statements for the year ended December 31, 1996, included in the Company's 1996 annual report to stockholders, and (ii) investment interests in excess of $10 million of the Company or a Restricted Subsidiary in another Person that owns any such network or related assets.

    "Capital Lease Obligations" means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP. For purposes of this covenant, a Capital Lease Obligation shall be deemed secured by a mortgage on the property being leased.

    "Consolidated Net Tangible Assets" means the consolidated total assets of the Company and its Subsidiaries as reflected in the Company's most recent balance sheet prepared in accordance with GAAP less (i) current liabilities (excluding current maturities of long-term debt and Capital Lease Obligations) and (ii) goodwill, trademarks, patents and minority interests of others.

    "GAAP" means United States generally accepted accounting principles as in effect as of the date of determination, unless stated otherwise.

    "Restricted Subsidiary" means any Subsidiary if, at the end of the most recent fiscal quarter of the Company, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Subsidiary held by the Company and its other Subsidiaries exceeded 10% of the Company's Consolidated Net Tangible Assets.

    "Subsidiary" means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    The Indenture will contain a covenant that the Company will not, nor will it permit any Restricted Subsidiary, to enter into any arrangement with any Person providing for the leasing to the Company or any Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) which has been or is to be sold by the Company or such Restricted Subsidiary to such Person unless either (i) the Company or such Restricted Subsidiary would be entitled to create, incur, assume or suffer to exist a mortgage (as such term is used above in "Limitations on Liens") on such Principal Property without securing the Notes issued under the Indenture; (ii) the Attributable Debt associated therewith would be an amount permitted under "Limitation on Liens" above; (iii) the Company or such Restricted Subsidiary applies an amount equal to the fair value of such Principal Property to the retirement of the Notes or certain long-term indebtedness of the Company or a Restricted Subsidiary, as the case may be; or
(iv) the Company or such Restricted Subsidiary enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the fair value of such property.

EVENTS OF DEFAULT

    The Indenture will provide that the following events are "Events of Default" with respect to the Notes issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Notes; (b) default in the payment of principal of any Notes when due and payable, (c) certain events of default resulting in the acceleration of the maturity of indebtedness aggregating in excess of $25,000,000 under any mortgages, indentures (including the Indenture) or instruments under which the Company may have issued, or by which there may have been secured or evidenced, any other indebtedness of the Company, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (d) default in the performance, or breach, of any other covenant or warranty of the Company contained in the Indenture (other than a covenant included in the applicable Indenture solely for the benefit of a series of debt securities issued thereunder other than the series), continuing for 60 days after written notice as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization or court appointment of a receiver, liquidator or trustee affecting the Company.

GLOBAL SECURITIES

    The Notes will be represented by one or more global securities, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository (each, a "Registered Global Security"). The provisions set forth under "Description of Debt Securities--Provisions Applicable to Both Senior and Subordinated Indentures--Book-Entry Debt Securities" in the accompanying Prospectus will be applicable to the Notes. Accordingly, ownership of interests in such Registered Global Securities will be shown on, and the transfer thereof will be effected only through, records maintained by DTC or its nominee for the Notes and on the records of participants. Except as otherwise described under "Description of Debt Securities--Provisions Applicable to Both Senior and Subordinated Indentures--Book-Entry Debt Securities" in the accompanying Prospectus, owners of beneficial interests in the Registered Global Securities will not be entitled to receive Notes in definitive form and will not be considered the holders of Notes.

    Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payment of the principal of, and interest on, such Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal of, or interest on, the Notes to owners of beneficial interests in the Registered Global Securities. DTC has advised the Company and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to credit the accounts of the participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Registered Global Securities as shown in the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the Registered Global Securities will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants or indirect participants.

SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading in the Notes will therefore be required by DTC to settle in immediately available funds.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, dated as of June 18, 1997 (the "Underwriting Agreement"), by and among the Company and the Underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has agreed to purchase, the principal amount of Notes set forth opposite its name below:

                                                                                  PRINCIPAL
                                                                                  AMOUNT OF
UNDERWRITER                                                                         NOTES
------------------------------------------------------------------------------  --------------
Lehman Brothers Inc...........................................................  $   84,000,000
Goldman, Sachs & Co. .........................................................      84,000,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated........................................................      84,000,000
NationsBank Capital Markets, Inc..............................................      84,000,000
ABN AMRO Chicago Corporation..................................................       3,500,000
BNY Capital Markets, Inc......................................................       3,500,000
First Chicago Capital Markets, Inc............................................       3,500,000
First Union Capital Markets Corp..............................................       3,500,000
                                                                                --------------
Total.........................................................................  $  350,000,000
                                                                                --------------
                                                                                --------------

    The Company has been advised that the Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .50% of the principal amount. The Underwriters may allow and such dealers may reallow a concession not in excess of .25% of the principal amount to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

    In connection with the offering, the rules of the Commission permit the Underwriters to engage in certain transactions that stabilize the price of the Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

    If the Underwriters create a short position in the Notes in connection with the offering (I.E., if they sell a larger principal amount of the Notes than is set forth in the cover page of this Prospectus Supplement), the Underwriters may reduce that short position by purchasing Notes in the open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

    None of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, none of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Certain of the Underwriters and/or certain of their affiliates perform investment banking and/or commercial banking services for, and/or engage in general financing and banking transactions with, the Company and certain of its affiliates from time to time in the ordinary course of their business and may provide such services and engage in such transactions with the Company and its affiliates in the future. NationsBank of Texas, N.A., an affiliate of NationsBank Capital Markets, Inc., acts as Managing Agent, Administrative Agent and a lender under the Credit Agreement. First Union National Bank, an affiliate of First Union Capital Markets Corp., acts as Managing Agent, Credit Agent and a lender under the Credit Agreement. Banks affiliated with BNY Capital Markets, Inc., ABN AMRO Chicago Corporation and First Chicago Capital Markets, Inc. are also lenders under the Credit Agreement.

    This offering is being made pursuant to the provisions of Section 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

    Certain legal matters in connection with the sale of the Notes, including with respect to the legality of the Notes offered hereby, will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York and for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

PROSPECTUS
                                  $300,000,000

                            LCI INTERNATIONAL, INC.

                                DEBT SECURITIES

                                PREFERRED STOCK

                                  COMMON STOCK

                                    WARRANTS

    LCI International, Inc. (the "Company") may offer from time to time, in one or more classes or series (a) unsecured debt securities (the "Debt Securities") which may be either senior ("Senior Securities") or subordinated ("Subordinated Securities"), (b) shares of its Preferred Stock, par value $.01 per share (the "Preferred Stock"), (c) shares of its Common Stock, par value $.01 per share (the "Common Stock"), and (d) warrants or other rights to purchase Common Stock or Preferred Stock (the "Warrants"), with an aggregate initial public offering price of up to $300,000,000 (or the equivalent in foreign denominated currency, composite currency or currencies or currency units based on or relating to foreign currencies) on terms to be determined at the time or times of offering. The Debt Securities, Preferred Stock, Common Stock and Warrants (collectively, the "Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    Certain terms of the Securities in respect of which this Prospectus is being delivered, such as, (i) in the case of Debt Securities, the specific designation, ranking, priority, aggregate principal amount, currency or currencies, denominations, maturity, premium or discount, if any, interest rate, time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion or exchange and form and any other terms in connection with the offer and sale of Debt Securities; (ii) in the case of Common Stock and Preferred Stock, the specific title, number of shares, dividend, liquidation, conversion or exchange, voting and any other rights in connection with the offer and sale of the Common Stock and Preferred Stock; (iii) in the case of Warrants, the duration, offering price, exercise price, exercise dates and detachability and any other terms in connection with the offer and sale of the Warrants; and
(iv) in the case of any Security, the net proceeds, initial public offering price and any other terms will be set forth in the applicable Prospectus Supplement. Debt Securities may be guaranteed by certain of the Company's wholly owned subsidiaries, including LCI International Management Services, Inc., LCI International Telecom Corp., LCI International SC, Inc. and LCI International of Virginia, Inc. (the "Guarantors"). Any Debt Securities that are guaranteed will be fully and unconditionally guaranteed, jointly and severally, by the Guarantors. The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities and any listing on a securities exchange of the Securities covered by such Prospectus Supplement.

    The Securities may be sold by the Company through underwriters or dealers, through agents, directly to purchasers, or through a combination of any such methods of sale. If any agents, dealers or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the Prospectus Supplement describing the method and terms of the offering of such class or series of Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS MARCH 10, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) containing these reports, proxy statements and other information. The Common Stock is listed on the New York Stock Exchange, and these records and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with all exhibits and amendments, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, including the exhibits and schedules. The Registration Statement may be inspected, without charge, at the Commission's principal office at 450 Fifth Street, NW, Washington, D.C. 20549, and also at the regional offices of the Commission listed above. Copies of such material may also be obtained from the Commission upon the payment of prescribed rates. The Registration Statement may also be accessed from the Commission's World Wide Web site listed above.

    Statements contained in the Prospectus as to any contracts, agreements or other documents filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof, and each such statement in the Prospectus is qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are hereby incorporated by reference into this
Prospectus:

        (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

        (b) the Company's Proxy Statement relating to the Annual Meeting of Stockholders held on May 7, 1996;

        (c) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 (as amended by the Form 10-Q/A filed on February 20, 1997) and September 30, 1996;

        (d) the Company's Current Reports on Form 8-K dated August 22, 1995 (as amended by the Form 8-K/A filed on October 6, 1995), December 17, 1995, June 3, 1996 and January 22, 1997; and

        (e) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed under the Exchange Act and any amendments or reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for copies of these documents should be directed to LCI International, Inc., c/o LCI International Management Services, Inc., 4650 Lakehurst Court, Dublin, Ohio 43016, Attention: James D. Heflinger (telephone: (614) 798-6000).

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY APPLICABLE PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                                  THE COMPANY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DISCUSSIONS SET FORTH IN THE COMPANY'S PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT INCORPORATED HEREIN BY REFERENCE, INCLUDING THE DISCUSSIONS UNDER THE CAPTIONS "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    LCI International, Inc. ("LCI" or the "Company") is a facilities-based long distance telecommunications carrier that provides domestic and international telecommunications service offerings in all market segments: commercial, residential and wholesale. The Company serves its customers primarily through owned and leased digital fiber optic facilities, including switches strategically located throughout the U.S.

    The Company provides a broad array of long distance telecommunications services to its customers, which include residential, small, medium-sized and large businesses, national accounts, other carriers, government agencies and academic institutions. The Company's switched services include basic long distance, accessible via "1 plus" dialing or dialing a five digit access code, and a variety of long distance services for larger customers available through switched or dedicated lines. The Company seeks to attract and retain a wide range of commercial, wholesale and residential customers through introduction of new services, as well as continued provision of high quality service at competitive prices. Although the Company provides long distance services to a wide range of market segments, the Company does not seek to compete with every service offered by the Company's competitors.

    The Company focuses on differentiating LCI through SIMPLE, FAIR AND INEXPENSIVE telecommunications services which provide residential customers with competitive and easy-to-understand rates that primarily vary based on whether a call is placed during or after business hours and not by the distance of a call. The Company does not attach any complex conditions to its residential services, such as minimum monthly usage or requiring customers to sign up other customers to earn full discounts. An additional element is added to this strategy for commercial customers, where LCI also focuses on offering a full complement of high quality, competitively priced services to small, medium-sized and large customers including calling card services, "800 services," audioconferencing and specialized high-volume data transmission services. The Company's strategic direction is supported by growth through expansion in sales offices and network operating facilities, sales agent and distributor relationships, service offerings to each market segment and selective acquisitions. This approach is dependent on maintaining efficient, low cost operations in order to preserve pricing flexibility and operating margins.

    The Company is also involved in state regulatory proceedings in various states to secure approval to resell local service, which would enable the Company to provide combined local and long distance services to existing and prospective customers. The local service industry is estimated to be a $95 billion market. The Company believes that it has significant opportunities in this industry. As of February 28, 1997, the Company had received approval to resell local services in 21 states and the District of Columbia and had applications for local service authority pending in seven other states. The Company expects to pursue applications for and obtain approval to resell local services in additional states.

    The Company provides service to its customers through digital fiber optic facilities which are owned and leased. Collectively, these facilities constitute the Company's "network." The Company has agreements with certain interexchange carriers, local exchange carriers and third party vendors to lease facilities for originating, terminating and transport services. Certain of these agreements require the Company to maintain minimum monthly and/or annual billings based on usage. The third party carriers include WorldCom Network Services, Inc. d/b/a WilTel, Sprint Corporation and MCI Telecommunications Corp. In addition, the Company uses services provided by each Regional Bell Operating Company ("RBOC"), GTE Telephone Operating Companies and other smaller local exchange carriers. The Company currently has one significant contract with a particular third party carrier. Subject to the ability of such carrier to meet LCI's operational requirements, the Company is obligated to use this carrier for a significant percentage of the services that the Company provides through its leased facilities. The amounts payable under that contract, however, represent less than 10% of the Company's revenue on an annual basis. The Company has engineered its network to minimize the impact on its customers of a service failure and has established contingency plans to reroute traffic as quickly as possible if a service failure by a third party carrier should occur. Although most service failures that the Company has experienced have been corrected in a relatively short time period, a catastrophic service failure could interrupt the provision of service by both the Company and its competitors for a lengthy time period. The restoration period for a catastrophic service failure cannot be reasonably determined. The Company has not, however, experienced a catastrophic service failure in its history.

    LCI, a Delaware corporation, was incorporated in 1988 and is a holding company. The Company's operations are conducted through its wholly owned subsidiaries. The Company's principal executive offices are located at 8180 Greensboro Drive, Suite 800, McLean, Virginia 22102 (telephone number (703) 442-0220). The Company maintains a home page on the World Wide Web located at http://www.lci.com. Information contained in the Company's World Wide Web site shall not be deemed part of this Prospectus. As used in this Prospectus, references to "LCI" and the "Company" refer to LCI and its wholly owned subsidiaries, unless otherwise indicated or the context otherwise requires.

    The following wholly owned subsidiaries of LCI may be Guarantors of Debt
Securities:

    LCI International Management Services, Inc., a Delaware corporation ("LCIM"), was incorporated in 1984. LCIM is a subsidiary of LCI and owns the network and certain other facilities used in providing long distance service. LCIM also provides management facilities and services to its affiliated companies.

    LCI International Telecom Corp., a Delaware corporation ("LCIT"), was incorporated in 1983. LCIT is a subsidiary of LCIM and provides long distance service on a national and international basis. LCIT's principal assets are its customer list, equipment, accounts receivable and goodwill.

    LCI International SC, Inc., a Delaware corporation ("LCISC"), was incorporated in 1995. LCISC is a subsidiary of LCI and provides customer service to LCI customers. LCISC's principal assets are office equipment.

    LCI International of Virginia, Inc., a Virginia corporation ("LCIVA"), was incorporated in 1997. LCIVA is a subsidiary of LCIT and will provide local telecommunications service in the State of Virginia. LCIVA's principal assets will be its accounts receivable.

    The executive offices for these subsidiaries are located at 8180 Greensboro Drive, Suite 800, McLean, Virginia 22102 (telephone number (703) 442-0220).

    All executive officers and directors of the Guarantors are officers and/or directors of LCI.

                                USE OF PROCEEDS

    Any Prospectus Supplement will contain a detailed description of the use of proceeds from the sale of the Securities offered thereby. Except as otherwise provided in the applicable Prospectus Supplement, net proceeds from the sale of the Securities offered hereby will be used for repayment of indebtedness, acquisitions, working capital and general corporate purposes.

               RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following are the consolidated ratios of earnings to fixed charges, earnings to combined fixed charges and preferred stock dividends and the deficiency in earnings to cover fixed charges and preferred stock dividends (coverage deficiency), where applicable, for the nine-month periods ended September 30, 1996 and 1995 and each of the years in the five-year period ended December 31, 1995:

                                                             NINE MONTHS
                                                                ENDED
                                                            SEPTEMBER 30,                           YEAR ENDED
                                                                                                   DECEMBER 31,
                                                         --------------------  -----------------------------------------------------
                                                           1996       1995       1995       1994       1993       1992       1991
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges.....................       4.33       4.61       4.60     n/m        n/m        n/m        n/m
Ratio of earnings to combined fixed charges and
  preferred stock dividends............................       3.68       3.18       3.27     n/m        n/m        n/m        n/m
Coverage deficiency in earnings to cover fixed charges
  (in thousands).......................................     --         --         --      $  17,156  $   1,660  $  42,043  $  28,276
Coverage deficiency in earnings to cover combined fixed
  charges and preferred stock dividends (in
  thousands)...........................................     --         --         --      $  22,906  $   3,868  $  47,270  $  33,105

    For purposes of computing the ratio of earnings to fixed charges, income before income taxes plus fixed charges has been divided by fixed charges. For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, income before income taxes plus fixed charges has been divided by fixed charges and the amount of pre-tax earnings required to cover preferred stock dividends. As discussed below under "Description of Outstanding Capital Stock," the Company effected a redemption of its 5% Cumulative Convertible Exchangeable Preferred Stock ("Convertible Exchangeable Preferred Stock") on September 3, 1996. Fixed charges consist principally of interest expense, capitalized interest expense, and that portion of rentals representative of an interest factor (estimated at 33.3%). The pre-tax earnings required to cover preferred stock dividends have been computed by dividing preferred stock dividends by one minus the effective income tax rate except in those years when the Company experienced a negative effective income tax rate. Earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends for each of the years in the four-year period ended December 31, 1994.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities. The forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

    The Debt Securities will be direct, unsecured obligations of the Company and may be either Senior Securities or Subordinated Securities. The Debt Securities will be issued under one or more indentures. Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company, the Guarantors and a trustee (each, a "Trustee"), and substantially in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and the applicable Prospectus Supplement. Capitalized terms used and not defined herein shall have the meanings assigned to them in the applicable Indenture.

    The Second Amended and Restated Credit Agreement, dated as of February 14, 1996, by and among LCI, as Borrower, the Lenders referred to therein, First Union National Bank of North Carolina as Managing Agent and Credit Agent and NationsBank of Texas, N.A., as Managing Agent and Administrative Agent, as amended (the "Credit Agreement"), limits the amount and type of debt which the Company and its subsidiaries may incur or guarantee and restricts the ability of the Company and its subsidiaries to incur liens, prepay, redeem or repurchase certain debt, capital stock or other ownership interests and restricts the Company's ability to convert preferred stock to debt.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED INDENTURES

    GENERAL

    The indebtedness represented by the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company as described under "Subordinated Indenture Provisions -- Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement and any applicable United States federal income tax considerations will be described in the applicable Prospectus Supplement, along with any applicable modifications or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

    The Debt Securities to be offered by this Prospectus will be limited to the amounts described on the cover page of this Prospectus. The Indentures, however, do not limit the amount of Debt Securities that can be issued thereunder and provide that Debt Securities of any series may be issued thereunder up to the aggregate principal amount authorized from time to time by the Company. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of the series, for issuance of additional Debt Securities of the series.

    Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and except as otherwise indicated herein, any action described herein to be taken by such Trustee may be taken by such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

    The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

    (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

    (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) The price (expressed as a percentage of the principal amount) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (4) If convertible or exchangeable in whole or in part into or for Common Stock, Preferred Stock or other Debt Securities, the terms on which such Debt Securities are convertible or exchangeable, including the initial conversion or exchange price or rate (or method of determining the same), the portion that is convertible or exchangeable, the conversion or exchange period and any other conversion or exchange provision;

    (5) The date or dates, or the method for determining the date or dates, on which the principal of such Debt Securities will be payable;

    (6) The rate or rates (which may be fixed or variable), or the method by which the rate or rates will be determined, at which such Debt Securities will bear interest;

    (7) The date or dates, or the method for determining the date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for the interest payment dates, or the method by which the dates will be determined, the persons to whom the interest will be payable and the basis upon which interest will be calculated;

    (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

    (9) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

    (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

    (11) If other than U.S. dollars, the Currency or Currencies in which such Debt Securities are denominated and payable, which may be a foreign Currency or units of two or more foreign Currencies or a composite Currency or Currencies, and the terms and conditions relating thereto;

    (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a Currency, Currencies, Currency unit or units or composite Currency or Currencies) and the manner in which the amounts will be determined;

    (13) Whether such Debt Securities will be issued in certificated or book-entry form and, if so, the identity of the depository for such Debt Securities;

    (14) Whether such Debt Securities will be in Registered or Bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in Bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

    (15) The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

    (16) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

    (17) Any deletions from, modifications of or additions to the events of default or covenants of the Company, to the extent different from those described herein or set forth in the applicable Indenture with respect to such Debt Securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any of such Debt Securities due and payable;

    (18) If other than the applicable Trustee, the identity of each security registrar and/or paying agent;

    (19) The date which any Bearer Securities of a series and any temporary Debt Security issued in global form representing Securities of a series will be dated if other than the date of original issuance of the first Debt Security of the series to be issued;

    (20) The Person to whom any interest on any Registered Security of the series will be payable, if other than the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any Bearer Security of the series will be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Debt Security issued in global form will be paid if other than in the manner provided in the applicable Indenture;

    (21) If such Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions;

    (22) The provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified; and

    (23) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

    If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In these cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    The Debt Securities will be obligations exclusively of the Company. Since the operations of the Company are conducted through its subsidiaries, the cash flow and the consequent ability to service debt, including the Debt Securities, of the Company, are wholly dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and, except for the Guarantees (as defined below) of the Guarantors, if applicable, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

    Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any valid security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

    Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, the general provisions of the Senior Indenture do provide that neither the Company nor any Restricted Subsidiary (as defined below) will subject certain of its property or assets to any mortgage or other encumbrance unless the Indenture Securities issued thereunder are secured equally and ratably with or prior to such other indebtedness thereby secured. See "Senior Indenture Provisions -- Limitation on Liens" and "Senior Indenture Provisions -- Limitation on Sale and Leaseback Transactions." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    Under the Indentures, the Company has the ability to issue Debt Securities with terms different from those of Debt Securities previously issued thereunder and, without the consent of the holders thereof, to issue additional amounts of a series of Debt Securities (with different dates for payments, different rates of interest and in different currencies or currency), in an aggregate principal amount determined by the Company. The applicable Debt Securities referred to on the cover page of this Prospectus and any additional debt securities issued under an Indenture are herein collectively referred to, when a single Trustee is acting for all debt securities issued under such Indenture, as the "Indenture Securities." Each Indenture also provides that there may be more than one Trustee thereunder, each with respect to one or more different series of Indenture Securities. See also "Resignation of Trustee" herein. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term "Indenture Securities," as used herein, will mean the one or more series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee as described herein will extend only to the one or more series of Indenture Securities for which it is Trustee. If two or more Trustees are acting under either Indenture, then the Indenture Securities for which each Trustee is acting would in effect be treated as if issued under separate indentures.

    GUARANTEES

    The Debt Securities may be fully and unconditionally, and jointly and severally, guaranteed as to the payment of principal (and premium, if any) and interest, if any, by the Guarantors pursuant to guarantees

(the "Guarantees"). Certain regulatory approvals may be required prior to LCIT and LCIVA becoming Guarantors of any Debt Securities.

    As wholly owned subsidiaries of the Company, the Guarantors are subject to control by the Company with respect to their financing activities, the disposition of their assets and otherwise. The Indentures will contain no restriction on the ability of the Guarantors to transfer their assets to the Company, by dividend or otherwise, or on the ability of the Company to dispose of or encumber the Guarantors' assets to finance or satisfy obligations of the Company, except to the extent limited by the covenants described in "Limitations on Liens" and "Limitations on Sale and Leaseback Transactions" herein. Accordingly, there can be no assurance that the Guarantors would have sufficient assets available to satisfy any claim of the holders of the Debt Securities under the Guarantees. Although the Company has no present intent to transfer by dividend or otherwise, dispose of, or otherwise encumber the assets of the Guarantors to finance or satisfy obligations of the Company, the Guarantors may from time to time transfer, dispose of or encumber their assets as permitted by the Indentures.

    The Guarantors will consist of certain wholly owned subsidiaries of the Company. The Guarantees will be full, unconditional, joint and several. Commencing with the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, condensed combined financial information of the Guarantors have been included in the notes to the Company's quarterly and annual financial statements. These financial statements are incorporated herein by reference.

    In addition, various laws, including laws relating to fraudulent conveyances, enacted for the protection of creditors may be utilized to challenge the Guarantees to the extent that any of the Guarantors did not receive fair consideration or reasonably equivalent value for the Guarantees. To the extent that the Guarantees were voided or held unenforceable as a fraudulent conveyance or otherwise, the holders of the Debt Securities would cease to be creditors of the applicable Guarantors, and would be creditors solely of the Company. In such event, the claims of the holders of the Debt Securities against the assets of the applicable Guarantors would be subject, to such extent, to the prior payment of all liabilities of such Guarantors.

    CONVERSION AND EXCHANGE

    If any Debt Securities will, by their terms, be convertible into or exchangeable for Common Stock, Preferred Stock or other Debt Securities, the Prospectus Supplement relating thereto will set forth the terms and conditions of such conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or the Company, provisions for adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of such Debt Securities. Such terms may also include provisions under which the number of shares of Common Stock, shares of Preferred Stock or the number or amount of other Debt Securities to be received by the holders of such Debt Securities upon such conversion or exchange would be calculated according to the market price of the Common Stock, Preferred Stock or such other Debt Securities as of a time stated in the Prospectus Supplement.

    PAYMENT AND PAYING AGENTS

    Unless otherwise provided in the applicable Prospectus Supplement, the Place of Payment for a series issuable solely as Registered Securities will be The City of New York, and the Company will initially designate the office of the Trustee under the Senior Indenture (the "Senior Trustee") and the office of the Trustee under the Subordinated Indenture (the "Subordinated Trustee"), respectively for this purpose. Notwithstanding the foregoing, at the option of the Company, interest, if any, may be paid on Registered Securities (i) by check mailed to the address of the Person entitled thereto as such Person's address appears in the Security Register or (ii) by wire transfer to an account located in the United States maintained by the Person entitled thereto as specified in the Security Register. Unless otherwise provided in the applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest.

    The Company may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

    Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, on any Debt Security that is payable in a Currency other than U.S. dollars will be made in U.S. dollars in the event that such Currency (i) is a currency, and it ceases to be used both by the government of the country that issued the currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions, (ii) is the European Currency Unit ("ECU"), and it ceases to be used both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) is any other currency unit (or composite currency) other than the ECU, and it ceases to be used for the purposes for which it was established.

    EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of the series; (b) default in the payment of principal of (or premium, if any, on) any Debt Security of the series when due and payable, (c) default in the deposit of any sinking fund payment as required for any Debt Security of the series; (d) default in the performance, or breach, of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities issued thereunder other than the series), continuing for 60 days after written notice as provided in the applicable Indenture; (e) certain events of bankruptcy, insolvency or reorganization or court appointment of a receiver, liquidator or trustee affecting the Company and (f) any other event of default provided with respect to a particular series of Debt Securities.

    Each Indenture provides that the Trustee shall, within 90 days after the occurrence of a default thereunder, give to the holders of Debt Securities notice of all uncured defaults known to it; provided that, except in the case of default in the payment of the principal of (or premium, if any) or interest, if any, on any of the Debt Securities or in the payment of any sinking fund installment, the Trustee may withhold notice to the holders of Debt Securities if in good faith it determines that the withholding of such notice is the interest of the holders of the Debt Securities.

    If an Event of Default with respect to Debt Securities of a series has occurred and is continuing, the applicable Trustee or the holders of not less than 25% in principal amount of outstanding Debt Securities of that series may declare the principal amount (or, if any Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series due and payable immediately.

    Subject to the provisions of the applicable Indenture relating to the duties of the Trustee thereunder, in case an Event of Default with respect to Debt Securities of a series has occurred and is continuing, that the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of the applicable holders of Debt Securities of that series, unless such holders have offered such Trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with such request. Subject to such provisions for the indemnification of the applicable Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee with respect to the Debt Securities of that series.

    The holders of not less than a majority in principal amount of the outstanding Debt Securities of a series may, on behalf of the holders of all Debt Securities of such series and any related coupons, waive any past default under the applicable Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected thereby.

    The Company will deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate from the principal executive officer, principal financial officer or principal accounting officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under each Indenture.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Company may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or merge with or into any Person or convey or transfer all or substantially all of its assets to any Person, provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any consolidation or merger or which shall have received the transfer of the assets expressly assumes the Company's obligations to pay principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; and (b) immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary thereof as a result thereof as having been incurred by the Company or the subsidiary at the time of the transaction, no event of default under the applicable Indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing. In addition, under the Senior Indenture, no such consolidation, merger or transfer may be made if as a result thereof any property or assets of the Company or a subsidiary would become subject to any mortgage or other encumbrance, unless either (i) such mortgage or other encumbrance could be created pursuant to such Indenture without equally and ratably securing the Senior Securities issued under such Indenture or (ii) such Senior Securities are secured equally and ratably with or prior to the debt secured by such mortgage or other encumbrance.

    MODIFICATION OF THE INDENTURES

    Modifications of and amendments to an Indenture may be made by the Company and the Trustee thereunder without the consent of any holder for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Indenture Securities issued thereunder and any related coupons or to surrender any right or power conferred upon the Company thereunder; (iii) to add Events of Default for the benefit of the holders of all or any series of Indenture Securities;
(iv) to add or change any provisions of such Indenture to facilitate the issuance of, or to liberalize certain terms of, Bearer Securities; (v) to change or eliminate any provisions of such Indenture, provided that any such change or elimination will become effective only when there are no such Indenture Securities outstanding of any series created prior thereto which are entitled to the benefit of such provisions; (vi) in the case of the Senior Securities, to secure the Indenture Securities under the Senior Indenture; (vii) to establish the form or terms of Indenture Securities of any series and any related coupons, including any provisions and procedures relating to conversion or exchange;
(viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under such Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in such Indenture, provided such action does not adversely affect the interests of holders of Indenture Securities of a series issued thereunder or any related coupons in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Indenture Securities thereunder, provided that such action shall not adversely affect the interests of the holders of any such Indenture Securities and any related coupons or of any other series of Indenture Securities in any material respect.

    Modifications of and amendments to an Indenture will be permitted to be made with the consent of the holders of not less than a majority in principal amount of all outstanding Indenture Securities issued under the Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Indenture Security affected thereby, (i) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any such Indenture Security; (ii) reduce the principal amount of, the rate of interest on or in respect of, or any premium payable upon the redemption of, any such Indenture Security; (iii) change any obligation of the Company to pay Additional Amounts in respect of any such Indenture Security; (iv) reduce the portion of the principal of an Original Issue Discount Security or Indexed Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or provable in bankruptcy; (v) adversely affect any right of repayment at the option of the holder of any such Indenture Security; (vi) change the place or currency of payment of principal of, or any premium or interest on, any such Indenture Security; (vii) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; (viii) adversely affect any right to convert or exchange any such Indenture Security as may be provided pursuant to such Indenture; (ix) reduce the percentage in principal amount of such outstanding Indenture Securities (or of such outstanding Indenture Securities of any series, as the case may be), the consent of whose holders is required to amend or waive compliance with certain provisions of such Indenture or to waive certain defaults thereunder; (x) reduce the voting or quorum requirements; or (xi) modify any of the provisions relating to supplemental indentures requiring the consent of holders, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Indenture Securities required for such actions or to provide that certain other provisions of such Indenture cannot be modified or waived without the consent of the holder of each outstanding Indenture Security affected thereby.

    In addition, under the Subordinated Indenture, no modification or amendment thereof may, without the consent of the holder of each outstanding Subordinated Security affected thereby, modify any of the provisions of such Indenture relating to the subordination of the Subordinated Securities in a manner adverse to the holders thereof and no such modification or amendment may adversely affect the rights of any holder of Senior Indebtedness with respect to the payment of Senior Indebtedness prior to the Subordinated Securities in certain circumstances (described under the caption "Subordinated Indenture Provisions -- Subordination") without the consent of such holder of Senior Indebtedness.

    The holders of a majority in aggregate principal amount of outstanding Indenture Securities have the right to waive compliance by the Company with certain covenants in the applicable Indenture.

    SATISFACTION AND DISCHARGE

    An Indenture will cease to be of further effect with respect to any series of Debt Securities when

    (1) either

        (A) all Debt Securities of such series theretofore authenticated and delivered and all coupons, if any, appertaining thereto (other than certain Debt Securities and coupons) have been delivered to the Trustee for cancellation; or

        (B) all Debt Securities of such series and, in the case of (i) or (ii) below, any coupons appertaining thereto not theretofore delivered to the Trustee for cancellation

           (i) have become due and payable, or

           (ii) will become due and payable at their Stated Maturity within one year, or

           (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount in the Currency in which the Debt Securities of such series are payable, sufficient to pay and discharge the entire indebtedness on such Debt Securities and such coupons not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of such deposit (in the case of Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;

    (2) the Company has paid or caused to be paid all other sums payable with respect to the Debt Securities of such series; and

    (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent in the Indenture relating to the satisfaction and discharge of the Indenture as to such series have been complied with.

    DEFEASANCE AND COVENANT DEFEASANCE

    The Company may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities and coupons (except for the obligations to register the transfer or exchange of such Debt Securities and coupons; to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and coupons; to maintain one or more offices or agencies in respect of such Debt Securities and coupons; to hold moneys for payment in trust; and to pay Additional Amounts, if any) ("defeasance") or (ii) to be released (a) in the case of any such Debt Securities that are Senior Securities, from its obligations described under "Senior Indenture Provisions -- Limitation on Liens" and "Senior Indenture Provisions -- Limitation on Sale and Leaseback Transactions" or (b) in the case of any such Debt Securities (whether they are Senior or Subordinated Securities), if so provided in the applicable Prospectus Supplement, from its obligations with respect to any other covenant relating to such Debt Securities and, in the case of either (a) or (b) above, any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such Debt Securities and coupons ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee (or other qualifying trustee), in trust, of (1) an amount (in the Currency or Currencies in which such Debt Securities and coupons are then specified as payable at Stated Maturity), (2) Government Obligations applicable to such Debt Securities and coupons (with such applicability being determined on the basis of the Currency in which such Debt Securities are then specified as payable at Stated Maturity) that, through the payment of principal and interest in accordance with their terms, will provide money in an amount, or
(3) a combination thereof, sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities and coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel to the effect that the holders of such Debt Securities and related coupons to be defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable Indenture.

    BOOK-ENTRY DEBT SECURITIES

    Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (as defined below). Unless otherwise provided in the Prospectus Supplement, Debt Securities that are represented by a global security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons (each, a "Registered Global Security"). Payments of principal of (and premium, if any) and interest, if any, on Debt Securities represented by a Registered Global Security will be made by the Company to the applicable Trustee and then by such Trustee to the depository.

    The Company anticipates that any Registered Global Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, that such Registered Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Registered Global Securities. Additional or differing terms of the depository arrangements will be described in the applicable Prospectus Supplement.

    So long as DTC or its nominee is the registered owner of a Registered Global Security, DTC or its nominee, as the case may be, will be considered the sole holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. In addition, as the sole holder of the Debt Securities, DTC or its nominee will be the only entity with the right to sue the Company under the TIA for nonpayment of principal (or premium, if any) or interest, if any, on the Debt Securities. Owners of beneficial interests in Debt Securities must rely on the procedures of the depository arrangements with respect to such nonpayments. Except as provided below, owners of beneficial interests in a Registered Global Security will not be entitled to have Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated forms; accordingly, such laws may limit the transferability of beneficial interests in a Registered Global Security.

    If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days following notice to the Company or the Company determines, in its sole discretion, not to have any Debt Securities represented by one or more Registered Global Securities, then the Company will issue individual Debt Securities in certificated form in exchange for beneficial interests in such Registered Global Securities. In any such instance, an owner of a beneficial interest in a Registered Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name.

    The following is based on information furnished by DTC:

    DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate is issued with respect to each $200 million of principal amount of the Debt Securities of a series, and additional certificates will be issued with respect to any remaining principal amount of such series.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

    To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

    Payment of principal (and premium, if any) and interest, if any, on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (and premium, if any) and interest, if any, to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    Unless stated otherwise in the applicable Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Registered Global Securities will be Direct Participants in DTC.

    None of the Company, any underwriter or agent, the applicable Trustee or any applicable Paying Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial interests in a Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    AUTHENTICATION AND DELIVERY

    At any time and from time to time after the execution and delivery of an Indenture, the Trustee thereunder will, upon delivery to such Trustee of Debt Securities of any series, executed by the Company, together with a written order of the Company, authenticate and deliver such Debt Securities in accordance with such Company order. Each Registered Security will be dated the date of its authentication and each Bearer Security will be dated as of the date specified in the applicable Prospectus Supplement.

    A Trustee may appoint an authenticating agent acceptable to the Company to authenticate Debt Securities. An authenticating agent may authenticate Debt Securities whenever the Trustee may do so.

    CERTAIN DEFINITIONS

    "Additional Amounts" means any additional amounts which are required by a Security or by or pursuant to a resolution of the Board of Directors, under circumstances specified therein, to be paid by the Company in respect of certain taxes imposed on certain holders and which are owing to such holders.

    "Bearer Security" means any Security established pursuant to the Senior Indenture or the Subordinated Indenture which is payable to bearer.

    "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "Currency" means any currency or currencies, composite currency or currency unit or currency units, including, without limitation, the ECU, issued by the government of one or more countries or by any reorganized confederation or association of such governments.

    "Government Obligations" means securities which are (i) direct obligations of the United States or the government which issued the foreign Currency in which the Debt Securities of that series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States or the government which issued such foreign Currency, as the case may be, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof. Such term also includes a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from the amount received by such custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligations evidenced by such depository receipt.

    "Indexed Security" means a Security as to which all or certain interest payments and/or the principal amount payable at maturity are determined by reference to prices, changes in prices, or differences between prices, of securities, Currencies, intangibles, goods, articles or commodities or by such other objective price, economic or other measures as are specified in the applicable Prospectus Supplement.

    "Paying Agent" means any Person authorized by the Company to pay the principal of (or premium, if any) or interest, if any, on any Securities or coupons on behalf of the Company.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Place of Payment" when used with respect to the Securities of or within any series, means the place or places where the principal of (and premium, if any) and interest, if any, on such Securities are payable as specified and as contemplated by the Senior Indenture or the Subordinated Indenture.

    "Redemption Date," when used with respect to any Security to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to the Senior Indenture or the Subordinated Indenture, as applicable.

    "Registered Security" shall mean any Security which is registered in the security register.

    "Special Record Date" for the payment of any defaulted interest on the Registered Securities of or within any series means a date fixed by the Senior Trustee or Subordinated Trustee, as applicable.

    "Stated Maturity" when used with respect to any Security or any installment of principal thereof or interest thereon, means the date specified in such Security or a coupon representing such installment of interest as the fixed date on which the principal of such Security or such installment of principal or interest is due and payable, as such date may be extended pursuant to the provisions of the Senior Indenture or the Subordinated Indenture, as applicable.

SENIOR INDENTURE PROVISIONS

    LIMITATION ON LIENS

    Except as may otherwise be provided in the applicable Prospectus Supplement, the Senior Indenture will contain a covenant that the Company will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as "mortgage" or "mortgages") upon any Principal Property (as defined below) of the Company or any Restricted Subsidiary or any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of such Indenture or thereafter acquired, without effectively securing the Indenture Securities issued under the Senior Indenture equally and ratably with or prior to such indebtedness. The foregoing restriction will not apply to: (i) mortgages on any assets acquired, constructed or improved after the date of the Senior Indenture or existing mortgages on property acquired after the date of such Indenture if such mortgages have been created to secure, finance, refinance or refund the cost of the acquisition of such assets; (ii) mortgages existing on the date of the Senior Indenture; (iii) existing mortgages on any property, shares of stock or indebtedness acquired from a corporation which is consolidated with or merged into, or substantially all of the assets of which are acquired by, the Company or a Restricted Subsidiary so long as such mortgages are limited to the assets so acquired; (iv) mortgages on property of any corporation existing at the time it becomes a Restricted Subsidiary so long as such mortgages are limited to the assets of such Restricted Subsidiary; (v) mortgages securing indebtedness owed by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (vi) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (vii) sales of receivables that are reflected as secured indebtedness; (viii) certain other liens not related to the borrowing of money; and (ix) extensions, renewals or replacements of the foregoing.

    Notwithstanding the foregoing restrictions, the Company may, and may permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any mortgage that would otherwise be subject to such restrictions without equally and ratably securing the Indenture Securities issued under the Senior Indenture provided that the aggregate amount of all indebtedness then outstanding secured by such mortgages plus the Attributable Debt (generally defined as the discounted present value of net rental payments) associated with Sale and Leaseback Transactions existing at such time (other than Sale and Leaseback Transactions the proceeds of which have been or will be applied as set forth in clause (iii) or (iv) under "Limitation on Sale and Leaseback Transactions" below, and other than Sale and Leaseback Transactions in which the property involved would have been permitted to be mortgaged under clause (i) above), does not exceed the greater of $50,000,000 and 10% of the total shareowners' equity (including preferred stock) of the Company as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of the Company.

    The term "Principal Property" is defined in the Senior Indenture as the Company's owned digital fiber optic network.

    The term "Restricted Subsidiary," unless indicated otherwise in the applicable Prospectus Supplement, is defined in the Senior Indenture to mean, any Subsidiary whose total assets or consolidated revenue is equal to or greater than 5% of the consolidated total assets or consolidated revenues, as the case may be, of the Company and the Subsidiaries as of the date of the latest available consolidated financial statements of the Company.

    The term "Subsidiary" is defined in the Senior Indenture to mean a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    Except as otherwise may be provided in the applicable Prospectus Supplement, the Senior Indenture will contain a covenant that the Company will not nor will it permit any Restricted Subsidiary to enter into any arrangement with any Person providing for the leasing to the Company or any Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiary) which has been or is to be sold by the Company or such Restricted Subsidiary to such Person unless the net proceeds are at least equal to the fair value (as determined by the Board of Directors) of such property and either (i) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on such Principal Property without securing the Indenture Securities issued under the Senior Indenture under clause (i) of the first paragraph under "Limitation on Liens" above; (ii) the Attributable Debt associated therewith would be an amount permitted under the second paragraph under "Limitation on Liens" above; (iii) the Company applies an amount equal to the fair value of such Principal Property to the retirement of Indenture Securities or certain long-term indebtedness of the Company or a Restricted Subsidiary, as the case may be; or (iv) the Company enters in to a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the fair value of such property.

SUBORDINATED INDENTURE PROVISIONS

    SUBORDINATION

    The Subordinated Securities, will be subordinated and subject, to the extent and in the manner set forth in the Subordinated Indenture and the applicable Prospectus Supplement, in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Subordinated Indenture).

    Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on Subordinated Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness, but the obligation of the Company to make payment of principal (and premium, if any) or interest, if any, on Subordinated Securities will not otherwise be affected.

    No payment may be made, either directly or indirectly, by or on behalf of the Company, in cash, property or securities on account of principal of (premium, if any), interest on or other fees, costs and expenses and amounts accrued or incurred in connection with, the Subordinated Securities, or to purchase, redeem, retire, exchange, defease, or otherwise acquire any of the Subordinated Securities for cash, property or securities, or on account of the redemption or defeasance provisions or any other provision of the Subordinated Indenture providing for the acquisition or retirement of the Subordinated Securities (i) upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, unless and until all principal thereof (premium, if any) and interest thereon and all other fees, costs, expenses and other amounts accrued or incurred pursuant to the terms thereof, shall first be paid in full or waived, or (ii) in the event that the Company defaults in the payment of any principal of (premium, if any), interest on or other fees, costs or expenses and amounts accrued or incurred or owing pursuant to the terms of any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such default shall have been cured or waived or shall have ceased to exist.

    Upon the occurrence of an event of default with respect to any Senior Indebtedness, as such event of default is defined therein, permitting the holders to accelerate the maturity thereof (other than a default in payment of the principal of (premium, if any) and interest on or other fees, costs, expenses or amounts accrued or incurred pursuant to the terms of such Senior Indebtedness) and, upon written notice thereof given to the Company and the Trustee by one or more holders of such Senior Indebtedness or their representative ("Default Notice"), then, unless and until such default has been cured or waived or has ceased to exist or the Trustee receives notice from such holder or holders of Senior Indebtedness (or such representative) terminating the Blockage Period (as defined below), no payment may be made, either directly or indirectly, by or on behalf of the Company, in cash, property or securities, with respect to the principal of (premium, if any), interest, if any on, or other fees, costs, expenses and other amounts accrued or incurred in connection with, the Subordinated Securities or to purchase, redeem, retire, exchange, defease or otherwise acquire any of the Subordinated Securities including on account of the redemption or defeasance provisions or any other provision set forth in the Subordinated Indenture providing for the acquisition or retirement of the Subordinated Securities; PROVIDED, HOWEVER, that if such Senior Indebtedness has not been accelerated or become the subject of judicial proceedings within 179 days after the delivery of such Default Notice (the "Blockage Period"), then, subject to the paragraph above relating to the distribution of the Company's assets upon dissolution, winding up, liquidation or reorganization, the Company will resume making any and all required payments in respect of the Securities. At the expiration of such Blockage Period the Company will, subject to the paragraph above relating to the distribution of the Company's assets upon dissolution, winding up, liquidation or reorganization, promptly pay to the Trustee all sums not paid during such Blockage Period as a result of this provision. Notwithstanding the foregoing, (i) not more than one Default Notice may be given within a period of 360 consecutive days, (ii) no event of default which existed or was continuing on the date of any Default Notice may be made the basis for the giving of a subsequent Default Notice, (iii) if the Company or the Trustee receives any Default Notice, a similar notice relating to or arising out of the same default or facts giving rise to such default (whether or not such default is on the same issue of Senior Indebtedness) will not be effective for purposes of this provision and (iv) no Default Notice may be given by a holder or holders of less $5,000,000 principal amount of Senior Indebtedness.

    In the event that, notwithstanding the foregoing, any such payment by the Company is received by the Subordinated Trustee or the holders of any of the Subordinated Securities before all Senior Indebtedness is paid in full, such payment or distribution will be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon such distribution of assets of the Company, the holders of the Subordinated Securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Subordinated Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of the Subordinated Securities. The Subordinated Indenture provides that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the defeasance provisions of the Subordinated Indenture.

    Senior Indebtedness is defined in the Subordinated Indenture to include the principal of (and premium, if any) and unpaid interest on (i) indebtedness of the Company (including indebtedness of others guaranteed by the Company), whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the Indenture Securities issued under the Subordinated Indenture), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the Subordinated Securities and (ii) renewals, extensions, modifications and refundings of any such indebtedness.

    If this Prospectus is being delivered in connection with the offering of a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated by reference will set forth the appropriate amount of Senior Indebtedness outstanding as of a recent date.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    The following summary description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Amended and Restated By-laws of the Company (the "By-laws") and any applicable certificate of designations (each, a "Preferred Stock Designation") and may be modified, supplemented or varied in the applicable Prospectus Supplement.

    The Credit Agreement restricts the Company's ability to pay dividends or make distributions on, or to redeem, its capital stock. The Credit Agreement provides in substance that (a) the Company may pay dividends in shares of its capital stock or other ownership interests, (b) any subsidiary of the Company may pay cash dividends to the Company or any other wholly owned subsidiary, (c) as long as no Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is continuing, the Company may pay cash dividends on any preferred stock the terms of which have been approved by the managing agents under the Credit Agreement, (d) in addition to other permitted dividends, as long as no Default or Event of Default has occurred and is continuing, the Company and its subsidiaries may pay cash dividends on shares of their capital stock or other ownership interests in an aggregate amount not exceeding $10,000,000 in any fiscal year, (e) as long as no Default or Event of Default has occurred and is continuing, the Company and its subsidiaries may make additional cash distributions with the prior written approval of the managing agents and the lenders holding 66 2/3% of the outstanding debt under the Credit Agreement, and (f) the Company may redeem shares of its capital stock not exceeding in the aggregate $100,000,000 during the term of the Credit Agreement.

    The Company may issue up to 10,400,000 shares of Preferred Stock.

TERMS

    Subject to the limitations prescribed by the Certificate of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations, preferences, conversion, exchange or other rights, participations, voting powers, options, restrictions, limitations, special rights or relations, limitations as to dividends, qualifications, terms and conditions of redemption and such other subjects or matters as may be fixed by resolution of the Board of Directors. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

    Reference is made to the applicable Prospectus Supplement relating to the shares of Preferred Stock offered thereby for specific terms, including: (i) the title and stated value of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock; (iii) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (iv) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (v) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into or exchangeable for shares of Common Stock or other Securities, including the conversion or exchange price (or manner of calculation thereof); (vi) the provision for redemption, if applicable, of such Preferred Stock; (vii) the voting rights, if any, for such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; (ix) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; (x) a discussion of United States federal income tax considerations applicable to such Preferred Stock; and (xi) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company.

RANK

    Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and to all other equity securities ranking junior to such Preferred Stock ("Junior Stock"), (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock, and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company and specified in the applicable Prospectus Supplement.

    Dividends on any series of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    The Company may not (i) declare or pay dividends (except in shares of Junior Stock) or make any other distributions on any Junior Stock, or (ii) purchase, redeem or otherwise acquire Junior Stock or set aside funds for such purpose, if there are arrearages in dividends or failure in the payment of the Company's sinking fund or redemption obligations on any of its Preferred Stock and, in the case of (i) above, if dividends in full for the current quarterly dividend period have not been paid or declared on any of its Preferred Stock.

    Dividends in full may not be declared or paid or set apart for payment on any series of Preferred Stock unless (i) there are no arrearages in dividends for any past quarterly dividend periods on any series of Preferred Stock and
(ii) to the extent that such dividends are cumulative, dividends in full for the current quarterly dividend period have been declared or paid on all Preferred Stock. Any dividends declared or paid when dividends are not so declared, paid or set apart in full will be shared ratably by the holders of all series of Preferred Stock in proportion to such respective arrearages and undeclared and unpaid current quarterly cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments that may be in arrears.

CONVERSION AND EXCHANGE

    If the Preferred Stock will be convertible into or exchangeable for Common Stock or other Securities, the applicable Prospectus Supplement will set forth the terms and conditions of such conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or the Company, the events requiring an adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of such Preferred Stock. Such terms may also include provisions under which the number of shares of Common Stock or the number or amount of other Securities to be received by the holders of such Preferred Stock upon such conversion or exchange would be calculated according to the market price of the Common Stock or such other Securities as of a time stated in such Prospectus Supplement.

LIQUIDATION RIGHTS

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of the Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of any Junior Stock, liquidating distributions in the amount set forth in the Prospectus Supplement plus all accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock are not paid in full, the holders of Preferred Stock of each series will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company will not be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be redeemable in whole or in part at the option of the Company, at the times and at the redemption prices set forth therein.

    If dividends on any series of Preferred Stock are in arrears or the Company has failed to fulfill its sinking fund or redemption obligations with respect to any series of Preferred Stock, the Company may not purchase or redeem any shares of Preferred Stock or any other capital stock ranking on a parity with the Preferred Stock as to dividends or upon liquidation, nor permit any subsidiary to do so, without in either case the consent of the holders of at least two-thirds of all shares of Preferred Stock then outstanding; provided, however, that (i) to meet its purchase, retirement or sinking fund obligations with respect to any series of Preferred Stock, the Company may use shares of such Preferred Stock acquired prior to such arrearages or failure of payment and then held as treasury stock and (ii) the Company may complete the purchase or redemption of shares of Preferred Stock for which a contract was entered into for any purchase, retirement or sinking fund purposes prior to such arrearages or failure of payment.

VOTING RIGHTS

    Holders of shares of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Whenever dividends on any shares of Preferred Stock shall be in arrears for the equivalent of six quarterly dividends (whether or not consecutive), the holders of such shares of Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company until all dividends that were accrued and unpaid shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors. Upon any termination of such rights to vote for directors, the term of office of all directors so elected shall terminate.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of two-thirds of the shares of each series of Preferred Stock outstanding at the time, (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation or Preferred Stock Designation for such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to affect adversely any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

TRANSFER AGENT AND REGISTRAR

    The transfer agent for each series of Preferred Stock will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

    The following summary description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate. The statements below describing the Common Stock do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to the Company's Certificate of Incorporation and By-laws.

    All shares of Common Stock currently outstanding are fully paid and nonassessable. The Common Stock to be issued hereunder will, when issued, be fully paid and nonassessable. The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or as provided in any Preferred Stock Designation, the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors.

    Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds legally available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. Holders of Common Stock are not entitled to any preemptive rights. See "Description of Preferred Stock" for a discussion of certain restrictions contained in the Credit Agreement.

    The Transfer Agent for the Common Stock is Fifth Third Bank.

                    DESCRIPTION OF OUTSTANDING CAPITAL STOCK

    Under the Company's Certificate of Incorporation, the total number of shares of all classes of capital stock that the Company has authority to issue is 315,000,000 shares, consisting of 300,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock (of which 10,400,000 shares of Preferred Stock may be issued). At January 31, 1997, the Company had outstanding 77,561,762 shares of Common Stock and no shares of Preferred Stock. The Company's Common Stock is listed on the New York Stock Exchange under the symbol "LCI." The Company's 5% Cumulative Convertible Exchangeable Preferred Stock was retired through conversions and redemptions during 1996.

WARRANTS

    Under the terms of a note purchase agreement dated as of March 31, 1993, the Company issued Warrants (the "1993 Warrants") to purchase an aggregate of 5,408,900 shares of Common Stock, of which 1993 Warrants to purchase 5,162,776 shares of Common Stock were outstanding as of January 31, 1997. The 1993 Warrants are exercisable through April 1, 2000 at an exercise price of $2.83 per share. The exercise price may be adjusted in certain circumstances to prevent dilution of the number of shares of Common Stock purchasable upon exercise of the 1993 Warrants.

CLASSIFIED BOARD OF DIRECTORS

    The Certificate of Incorporation classifies the Board of Directors into three classes. The term of Class I directors expires at the annual meeting of stockholders in 1997, the term of Class II directors expires at the annual meeting of stockholders in 1998 and the term of Class III directors expires at the annual meeting of the stockholders in 1999. The classification of directors of the Company's Board of Directors will have the effect of making it more difficult to change the composition of the Board of Directors. At least two annual meetings of stockholders, instead of one, generally will be required to effect a change in the majority of the Board of Directors. In addition, the provision in the Certificate of Incorporation establishing a classified Board of Directors may only be amended by the affirmative vote of at least 66 2/3% of the issued and outstanding voting stock of the Company.

REMOVAL OF DIRECTORS

    Under the Delaware General Corporation Law ("DGCL"), unless a company's certificate of incorporation otherwise provides, directors on a classified board of directors may be removed by stockholders only for cause. The Company's Certificate of Incorporation does not contain any such provision and therefore a director on the Board of Directors may be removed by the stockholders only for cause.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Generally, Section 203 of the DGCL prohibits certain Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. A Delaware corporation may "opt out" from the application of Section 203 of the DGCL through a provision in its certificate of incorporation. The Company's Certificate of Incorporation has no such provision and the Company has not "opted out" from the application of Section 203.

STOCKHOLDER RIGHTS PLAN

    In connection with the adoption of a Stockholder Rights Plan in January 1997, the Company's Board of Directors declared a dividend distribution of one right (a "Right") for each share of Common Stock, payable to stockholders of record on January 22, 1997, and attached to shares of Common Stock issued thereafter until the occurrence of certain events set forth in the Stockholder Rights Plan. Each Right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Junior Participating Preferred Stock, par value $.01 per share (the "Junior Participating Preferred Stock"), at an exercise price of $100 or to purchase a number of shares of Common Stock having a market value equal to twice such exercise price. The Rights automatically trade with the Common Stock until a person or group of persons acquires beneficial ownership of 15% or more (or 20% or more in the case of certain institutional investors) of the Common Stock or commences a tender or exchange offer the consummation of which would result in the ownership of 15% or more (or 20% or more in the case of the certain institutional investors) of the Common Stock. Upon the occurrence of either of these events the Rights will trade separately from the Common Stock. The Rights become exercisable only if a person or group of persons acquires 15% or more (or 20% or more in the case of certain institutional investors) of the Common Stock. Rights owned by such person or group, however, will not become exercisable. In addition, if after the Rights become exercisable the Company is acquired by merger or consolidation pursuant to which the Company is not the surviving corporation or in connection with which outstanding shares of Common Stock are exchanged for securities of another entity, or the Company disposes of 50% or more of its consolidated assets or earning power, the Rights, other than those owned by the acquiring person and its affiliates and associates, become exercisable for that number of shares of Common Stock of the acquiring company having a market value equal to twice the exercise price. The Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right at any time prior to (i) a date on which there has been public disclosure that a person or entity has acquired 15% or more (or 20% or more in the case of certain institutional investors) of the Common Stock or (ii) January 22, 2007, the expiration date of the Rights.

    The Stockholder Rights Plan is designed to encourage any person or entity interested in acquiring the Company to negotiate with the Board of Directors by enabling the existing stockholders to substantially dilute the acquiror's equity interest by exercising the Rights. The Rights expire on January 22, 2007, unless extended or earlier redeemed.

    In connection with the Stockholder Rights Plan, the Company reserved for issuance 500,000 shares of Junior Participating Preferred Stock. The Junior Participating Preferred Stock will only be issued in the event Rights issued pursuant to the Stockholder Rights Plan are exercised for shares of Junior Participating Preferred Stock. Holders of shares of Junior Participating Preferred Stock have a preference over holders of Common Stock in the payment of dividends and upon any distributions. Each share of Junior Participating Preferred Stock would entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders and would vote together with the holders of Common Stock as one class. Each share of Junior Participating Preferred Stock would also be entitled to a minimum preferential quarterly dividend payment equal to the greater of $100 per share and 1,000 times any quarterly dividend declared per share of Common Stock. In the event dividends on the Junior Participating Preferred Stock are in arrears in an amount equal to six quarterly dividends, the holders of the Junior Participating Preferred Stock obtain special rights pertaining to the election of directors. Additionally, while any dividends or distributions on the Junior Participating Preferred Stock are in arrears, the Company's right to make distributions on or redeem shares of any stock ranking on a parity with or junior to the Junior Participating Preferred Stock is restricted. In the event of the liquidation, dissolution or winding up of the Company, the holders of the shares of Junior Participating Preferred Stock would receive all accrued and unpaid dividends plus a $1,000 preference per share In the event of any consolidation, merger, share exchange or other similar transaction by the Company, each share of Junior Participating Preferred Stock would be exchanged or changed into an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or property into which each share of Common Stock is changed or exchanged. The shares of Junior Participating Preferred Stock would not be redeemable and would rank junior to all series of any other class of Preferred Stock issued from time to time.

                            DESCRIPTION OF WARRANTS

    The Company may issue Warrants for the purchase of Common Stock or Preferred Stock. Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of such Warrants; (v) the designation and terms of the other Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (vi) the date, if any, on and after which such Warrants and related Securities will be separately transferable;
(vii) the price at which each share of Common Stock or Preferred Stock purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants will commence and the date on which such right will expire; (ix) the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of certain United States federal income tax considerations; and (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

    The Company has no Warrants outstanding other than the 1993 Warrants. See "Description of Outstanding Capital Stock -- Warrants."

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities offered hereby (i) through underwriters or dealers; (ii) through agents; (iii) directly to purchasers; or (iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to the Securities will set forth their offering terms, including the name or names of any underwriter, dealers or agents, the purchase price of the Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting compensation to underwriters, dealer or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers, and any securities exchanges on which the Securities may be listed.

    If underwriters or dealers are used in the sale, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in a Prospectus Supplement, the obligations of underwriters or dealers to purchase the Securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the Securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

    Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in the applicable Prospectus Supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the Securities offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York.

                                    EXPERTS

    The audited financial statements and schedules of LCI International, Inc., included or incorporated by reference in the Company's Annual Report on Form 10-K, and incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The financial statements of Corporate Telemanagement Group, Inc. and subsidiaries as of December 31, 1994 and 1993, and for the years then ended, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the 1993 financial statements refers to a restatement of certain amounts in the 1993 financial statements.

    The financial statements of Teledial America, Inc. (dba US Signal Corporation) incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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    NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                      PAGE
                                                      -----
Statement Regarding Forward-Looking
  Information....................................         S-2
The Company......................................         S-3
Use of Proceeds..................................         S-4
Capitalization...................................         S-4
Selected Consolidated Financial Data.............         S-5
Ratio of Earnings to Fixed Charges...............         S-6
Description of Notes.............................         S-7
Underwriting.....................................        S-12
Legal Matters....................................        S-13

                          PROSPECTUS

Available Information............................           2
Incorporation of Certain Documents by
  Reference......................................           2
The Company......................................           4
Use of Proceeds..................................           5
Ratio of Earnings to Fixed Charges and to
  Combined Fixed Charges and Preferred Stock
  Dividends......................................           6
Description of Debt Securities...................           7
Description of Preferred Stock...................          23
Description of Common Stock......................          26
Description of Outstanding Capital Stock.........          27
Description of Warrants..........................          29
Plan of Distribution.............................          29
Legal Matters....................................          30
Experts..........................................          30

                                  $350,000,000

                [LOGO]

                      7.25% SENIOR NOTES DUE JUNE 15, 2007

                        --------------------------------

                             PROSPECTUS SUPPLEMENT
                                 JUNE 18, 1997

                        --------------------------------

                                LEHMAN BROTHERS
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                              NATIONSBANC CAPITAL
                                 MARKETS, INC.

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